EXHIBIT 21.1

LIST OF SUBSIDIARIES

Kisses From Italy 9th LLC, a Florida limited liability company

Kisses-Palm Sea Royal LLC, a Florida limited liability company

Kisses From Italy-Franchising LLC, a Florida limited liability company

Kisses From Royal Vista LLC, a Florida limited liability company